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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
File by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Anacomp, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration No.:
	(3)	Filing Party:
	(4)	Date Filed:

Information Concerning Participants

        Anacomp, Inc. (the "Company") and the persons named below may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the Company's 2004 Annual Meeting of Stockholders. All of the following individuals are directors, executive officers or nominees to the Board of Directors of the Company, as noted below. The interests of each potential participant are also listed below.

        Edward P. Smoot, Chairman of the Board of Directors. Mr. Smoot holds an option to purchase up to 25,000 shares of the Company's Class A Common Stock. As Chairman of the Board, Mr. Smoot is a part time employee of the Company and receives $120,000 per year as compensation.

        Jeffrey R. Cramer, President, Chief Executive Officer and Director. Mr. Cramer beneficially owns .72 shares of the Company's Class B Common Stock and holds an option to purchase up to 50,000 shares of the Company's Class A Common Stock. On August 21, 2000 Mr. Cramer and the Company entered into an employment agreement that provides for an initial term of employment for one year that is automatically renewable thereafter for additional one-year terms. As a part of this employment agreement, Mr. Cramer also entered into a covenant not to compete with the Company while an employee or as a consultant to it after any termination of employment, and not to solicit its customers for a period of two years following any termination of employment. This employment agreement also provides for base pay for a period of one year from the date of termination and continuation of certain benefits at the Company's expense for one year if the Company terminates Mr. Cramer's employment without cause or advance notice. On April 28, 2003 Mr. Cramer and the Company also entered into a Change in Control Agreement pursuant to which a severance payment will be paid to Mr. Cramer for up to one year's annual salary and bonus, all unvested options and restricted stock held by Mr. Cramer will vest and the Company will continue certain benefit payments on behalf of Mr. Cramer for up to one year in the event Mr. Cramer is terminated without cause or resigns from the Company for good reason within 12 months after a "change in control" (as defined in this agreement; under this definition the election to a minority of positions on the Board of candidates not nominated by the Board would not constitute a "change in control").

        David E. Orr, Director. Mr. Orr beneficially owns 1,000 shares of the Company's Class A Common Stock and will receive on November 3, 2003 1,800 shares of the Company's Class A Common Stock, subject to deferral pursuant to the Company's 2003 Outside Director Compensation Plan. In addition to compensation as a director, Mr. Orr receives $1,000 as the Compensation Committee chairman.

        Ralph B. Bunje, Jr., Director. Mr. Bunje beneficially owns 1,000 shares of the Company's Class A Common Stock and will receive on November 3, 2003 1,800 shares of the Company's Class A Common Stock, subject to deferral pursuant to the Company's 2003 Outside Director Compensation Plan. In addition to compensation as a director, Mr. Bunje receives $2,000 as the Audit Committee chairman.

        Gary J. Fernandes, Director. Mr. Fernandes will receive on November 3, 2003 1,800 shares of the Company's Class A Common Stock, subject to deferral pursuant to the Company's 2003 Outside Director Compensation Plan.

        Fred G. Jager, Director. Mr. Jager will receive on November 3, 2003 1,800 shares of the Company's Class A Common Stock, subject to deferral pursuant to the Company's 2003 Outside Director Compensation Plan.

        Michael E. Tennenbaum, Director. Mr. Tennenbaum beneficially owns 1,115,185 shares of the Company's Class A Common Stock and will receive on November 3, 2003 1,800 shares of the Company's Class A Common Stock, subject to deferral pursuant to the Company's 2003 Outside Director Compensation Plan.

        James McGovern, nominee for election to the Board of Directors.

        Mark Holdsworth, nominee for election to the Board of Directors. Mr. Holdsworth is a managing partner of Tennenbaum Capital Partners, LLC, which is the beneficial owner of 1,115,185 shares of the Company's Class A Common Stock.

        Linster W. Fox, Chief Financial Officer. Mr. Fox holds an option to purchase 30,000 shares of the Company's Class A Common Stock. On April 28, 2003 Mr. Fox and the Company also entered into a Change in Control Agreement pursuant to which a severance payment will be paid to Mr. Fox for up to one year's annual salary and bonus, all unvested options and restricted stock held by Mr. Fox will vest and the Company will continue certain benefit payments on behalf of Mr. Fox for up to one year in the event Mr. Fox is terminated without cause or resigns from the Company for good cause within 12 months after a "change in control" (as defined in this agreement; under this definition the election to a minority of positions on the Board of candidates not nominated by the Board would not constitute a "change in control").

        Each member of the Company's board of directors receives $1,000 for each meeting of the board he attends and $500 for each meeting of a committee of the board he attends.

        ADDITIONAL INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY WILL BE INCLUDED IN THE COMPANY'S PROXY STATEMENT FOR ITS 2004 ANNUAL MEETING OF STOCKHOLDERS.

        INVESTORS ARE URGED TO READ THE COMPANY'S PROXY STATEMENT AND THE COMPANY'S ADDITIONAL SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY THE COMPANY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

        Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by the Company will be available free of charge by contacting Anacomp, Inc., 15378 Avenue of Science, San Diego, California, 92128, (858) 716-3400.

        INVESTORS SHOULD CAREFULLY READ THE COMPANY'S PROXY STATEMENT AND THE COMPANY'S ADDITIONAL SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION.

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Information Concerning Participants